Exhibit 23.2

June 30, 2005

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Form S-8 File No. 333-118897 and File No. 333-113420 and Form F-3 File No. 333-111019 and File No. 333-119998, and the registration statement on Form F-3 filed with the Securities and Exchange Commission on June 30, 2005 for the registration of 183,103,992 of Nexus Telocation Systems Ltd.‘s ordinary shares) of Nexus Telocation Systems Ltd. of our report dated June 5, 2005, relating to the consolidated financial statements of Nexus Telocation Systems Ltd. included in the Annual Report on Form 20-F for the year ended December 31, 2004 filed with the Securities and Exchange Commission on June 30, 2005.

Kost Forer Gabbay & Kasierer, A member of Ernst & Young Global

Tel Aviv, Israel
June 30, 2005